UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT
 Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported): October 27, 2006

 NITCHES, INC.
(Exact name of registrant as specified in its charter)

California	0-13851	95-2848021
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10280 Camino Santa Fe, San Diego, California 92121
(Address of principal executive offices)

Registrant's telephone number: (858) 625-2633

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 425 under the Securities Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

     On October 27, 2006, Nitches, Inc. ("Nitches") completed the acquisition of Saguaro LLC, a Texas limited liability company, from Impex Inc., a Texas corporation ("Impex"). In connection with the acquisition Nitches acquired sole ownership of the Saguaro® trademarks.

     Nitches and Impex entered into an Acquisition Agreement for the transaction on June 22, 2006. Nitches previously announced the entry into an Acquisition Agreement with Impex in its 8-K filed on June 26, 2006, and an amendment to the Acquisition Agreement in its 8-K filed on August 8, 2006. The aggregate purchase price for the transaction was $3,030,000, comprised of $300,000 in cash and 600,000 shares of Nitches' common stock valued at $4.55 per share (based on the average closing price for the common stock for the ten trading days between June 7 and June 20, 2006, inclusive, prior to entry into the Acquisition Agreement).

     Since January 2005, Nitches has been manufacturing and distributing Saguaro® apparel products to specialty and catalog retailers under the terms of a strategic alliance with Impex. Under this alliance, Nitches has recorded the revenue from such sales and remitted royalties and design fees to Impex as part of its operating expenses. Upon the closing under the Acquisition Agreement, Nitches will no longer be required to pay such fees to Impex. As a result of this transaction, Impex will own more than 10% of the outstanding shares of Nitches’ common stock. There is no arrangement in place for any representatives of Impex to serve on the board of directors or as an executive officer of Nitches.

Item 9.01 Financial Statements and Exhibits.

(d)        Exhibits.

          The following exhibits are filed herewith:

          Exhibit
          Number          Description

          99.1          Press release issued by Nitches, Inc. on October 30, 2006.

SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned there unto duly authorized.

NITCHES, INC.
Registrant

October 30, 2006	By:	/s/ Steven P. Wyandt
Steven P. Wyandt
As Principal Financial Officer
and on behalf of the Registrant